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                      December 20, 2022

       Kelly Steckelberg
       Chief Financial Officer
       Zoom Video Communications, Inc.
       55 Almaden Boulevard
       6th Floor
       San Jose, CA 95113

                                                        Re: Zoom Video
Communications, Inc.
                                                            Form 10-K for the
Fiscal Year Ended January 31, 2022
                                                            Filed March 7, 2022
                                                            File No. 001-38865

       Dear Kelly Steckelberg:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology
       cc:                                              Jon Avina